Policies and Procedures
#6.03.04

CODE OF ETHICS (LAST REVIEWED SEPTEMBER 2025)
Officers, directors and employees of Argent Capital Management LLC (“Argent”) will in varying degrees participate in or be aware of decisions made to implement the investment policies of Portfolios (as defined below) managed by Argent. This Code of Ethics (the "Code") is intended to ensure adherence to the standards, and compliance with the provisions, of Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”) and of Rule 17j-1 promulgated under the Investment Company Act of 1940, as amended (the "Act"), relating to the securities activities of advisory personnel who perform services for investment companies regulated under that Act.

Argent and its Supervised Persons as defined herein have a fiduciary duty to Argent’s clients. All Employees must always place the interests of our clients first and Investment Personnel must maintain independence and objectivity in making investment decisions. All Employees are required to maintain the confidentiality of Portfolio information. To avoid deriving an inappropriate benefit as a result of their positions, all Access Persons must conduct personal Securities transactions in a manner consistent with this Code and avoid actual or potential conflicts of interest.

Any questions regarding the applicability, meaning or administration of this Code shall be referred to the CCO.
A.Definitions

1)“Access Person” means each:
a)Director, officer, member or employee of Argent who in connection with his regular functions or duties:
i.Makes or implements any investment decision or recommendation
ii.Participates in the determination of any investment decision or recommendation
iii.Obtains information concerning the Purchase or Sale of a Security or recommendations prior to either (i) its communication to the Argent staff concerning such recommendations or (ii) the implementation of the purchase or sale of such Securities, whichever of (i) and (ii) occurs later
b)Any natural person in a Control relationship with Argent who obtains information concerning the Purchase or Sale of a Security or recommendations made with regard to the Purchase or Sale of Securities prior to the effective dissemination of such information.
c)Access Persons shall not include non-employee directors or contract workers who have no access to confidential Portfolio recommendations.

2)“Beneficial Ownership” of Securities by an Access Person is determined in the same manner as that used for determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, except that for purposes of this Code, such determination applies to all Securities (as defined below) that an Access Person has or acquires. Beneficial Ownership will be attributed to an Access Person when such Access Person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise: (i) has the power to purchase, sell or otherwise direct the disposition of the Security; (ii) has or shares the power to vote or direct the voting over the Security; or (iii) receives any pecuniary benefits substantially equivalent to those of ownership of the Security. Any uncertainty as to whether an Access Person beneficially owns a security should be brought to the attention of the Chief Compliance Officer (“CCO”). Common examples of beneficial ownership include, but are not limited to, the following:
a)securities held in the person’s own name
b)securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements
c)securities held by a bank or broker as a nominee or custodian on such person’s behalf or pledged as collateral for a loan

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d)securities held by members of the person’s immediate family sharing the same household if the access person is a custodian, guardian, or otherwise has controlling influence over the purchase, sale, or voting of such securities; (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships and domestic partnerships)
e)securities held by a relative not residing in the person’s home if the access person is a custodian, guardian, or otherwise has controlling influence over the purchase, sale, or voting of such securities
f)securities held by a trust for which the person serves as a trustee and in which the access person has a pecuniary interest (including pecuniary interests by virtue of holdings by the person’s immediate family)
g)securities held by a trust in which the access person is a beneficiary and has or shares the power to make purchase or sale decisions
h)securities held by a general partnership or limited partnership in which the access person is a general partner
i)securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such access person
3)“CCO” means the Chief Compliance Officer of Argent.

4)“Control” shall have the meaning ascribed to it in Section 2(a)(9) of the Act, as amended, and the rules and regulations promulgated thereunder.
5)“Exempt Security” shall mean fixed income securities, shares of open-end investment management companies (mutual funds and/or ETF’s) not affiliated with Argent, shares of money market funds, and shares of unit investment trusts invested solely in one or more open-end funds not affiliated with Argent.

6)“Fund” shall have the meaning ascribed to it in Rule 17j-1(a)(5), promulgated under the Act.
7)“Investment Personnel” means any Access Person (or any company in a control relationship to Argent) who, in connection with his or her regular functions or duties, makes, participates in, recommends, or obtains information regarding the Purchase or Sale of any Securities in Portfolios. This definition shall specifically include portfolio manager, trader, and analyst employee positions at Argent.

8)“Personal Account” means the account of any individual or entity where the Access Person has Beneficial Ownership. This shall include any Security, whether or not held in a formal account, as to which the Access Person has direct or indirect Beneficial Ownership. “Personal Account” specifically excludes any Portfolio of an Access Person managed by any Investment Personnel of Argent other than such Access Person, provided that such Portfolio is managed and traded on the same basis as other Portfolios.

9)“Portfolio” means a Security or portfolio of Securities under the supervision of Argent Investment Personnel and includes without limitation any Fund that has retained Argent as its investment advisor or sub-advisor.

10)“Purchase or Sale of Security” includes, among other things, the writing of an option to purchase or sell a Security. “Purchase” of a Security includes the sale of a put option on that Security and “Sale” of a Security includes the purchase of a put option on that Security.
11)“Related Security” is any one of two Securities (i) that are issued by the same issuer, (ii) where the issuer of either Security is controlled by or under common control with the issuer of the other or (iii) when ownership of either Security gives the holder any contractual right with respect to the other (e.g., options, warrants, rights or other convertible securities).

12)“SEC” means the United States Securities and Exchange Commission.

13)“Security” shall have the meaning ascribed to it in Section 2(a)(36) of the Act, provided however that the defined term “Security” shall also include Related Securities, but exclude Exempt Securities. Generally, a Security is any stock, shares of open-end investment management companies (mutual funds and/or ETFs) affiliated with

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Argent, futures, options, limited partnership interests or investments in a private investment fund, hedge fund and investment club.
“Supervised Person” includes all directors, officers, partners and employees of Argent.

B.Standards of Conduct
1)Compliance with Securities Laws. All Supervised Persons are required to comply with all applicable federal securities laws (and the rules and regulations promulgated thereunder), including the Advisers Act and Regulation S-P.

2)Compliance with Fiduciary Obligations. All Supervised Persons are required to comply with the fiduciary obligations not specifically addressed in the Code as outlined in Argent’s policies Fiduciary and Ethical Obligations of the Company and its Employees and Insider Trading, each of which is incorporated herein by reference.
3)Conflict of Interest. In any matter involving both the Personal Account of an Access Person and Securities held or to be acquired by any Portfolio, the Access Person shall resolve any known or reasonably anticipated conflict of interest in favor of the Portfolio. All investments and investment practices involving a possible conflict of interest shall be avoided in order to prevent any impairment of any Access Person’s ability to be disinterested in connection with his or her services for the Portfolio and to avoid the possible use for a Personal Account of investment recommendations and other information generated on behalf of the Portfolios.

4)Fraudulent Conduct. In no circumstances shall any Supervised Person, in connection with the Purchase or Sale of a Security for a Personal Account, engage in any of the following conduct.
a)Employ any device, scheme or artifice to defraud any Portfolio.
b)Make any untrue or potentially misleading statement of a material fact, including the omission thereof.
c)Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any Portfolio.
d)Engage in any manipulative practice with respect to any Portfolio.
5)Disclosure of Material Positions or Recent Trading. At no time may any Access Person recommend or authorize the holding, Purchase or Sale of any Security by any Portfolio without first disclosing the existence of any material (in relation to personal financial circumstances) position (long or short) in such Security held by, or recent trading in such security by, any Personal Account of such Access Person. Such disclosure shall be made to the CCO.
C.Sanctions

1)Violations of this Code or any provisions hereof shall be grounds for appropriate sanctions and other actions, including but not limited to, a letter of censure, disgorgement of profits, fines, suspension or termination of employment of the violator, and referral to regulatory or other authorities for civil or criminal action.
2)In addition to or in lieu of the preceding sanctions, Argent CCO may direct that an Access Person reverse the trade at issue and forfeit any profit or absorb any loss derived therefrom.

3)All material violations of this Code and any sanctions imposed with respect hereto shall be reported to Argent's Management and, if such reports are requested in writing, to each Portfolio’s board of trustees, if any.
4)The CCO may also direct that a trade be reversed when it is determined that the trade creates an appearance of impropriety. In either case where a trade is reversed, the Access Person will forfeit any profit as set forth in this Code.

5)Failure to comply with a directive to reverse a trade may result in the imposition of other remedies.
D.Restrictions on Personal Investing Activities

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Initial Public Offerings. This Code prohibits Investment Personnel from acquiring any Securities in an initial public offering. This Code requires non-Investment Personnel Access Persons to request and receive the CCO’s prior written approval of their acquisition of Securities in an initial public offering.

1)Private Placements.
a)This Code requires express prior approval by the CCO of any acquisition of Securities by Investment Personnel in a private placement. This prior approval will take into account, among other factors, whether the investment opportunity should be reserved for a Portfolio and its shareholders, and whether the opportunity is being offered to Investment Personnel by virtue of his or her position with Argent.
b)Investment Personnel who have been authorized to acquire securities in a private placement are required to disclose that investment when they play a part in Argent's subsequent consideration of any investment in the issuer.
c)In circumstances under Section D.2. above, Argent's decision to purchase securities of the issuer should be subject to an independent review by Investment Personnel with no personal interest in the issuer.

2)Blackout Periods. This Code prohibits:
a)For all Equity Securities of companies eligible for any of Argent’s strategies including, Large Cap, Dividend Select, Mid Cap, Small Cap, and SMID Cap:
i.Access Persons and Investment Personnel from executing a Securities transaction in the same security that is being actively contemplated by a Portfolio Manager to be bought or sold for an Argent Portfolio on the same day (trade date) of said Portfolio transaction, when said trade is the result of a change to one of the strategies noted above or at the direction of the named portfolio manager to reposition an account. (Not included are trades to raise cash per client direction or invest new funds received.)
b)For all non-Equity Securities, mainly Fixed-Income Securities, that have not previously been deemed “exempt:”
i.Access Persons and Investment Personnel from executing a Securities transaction on the same day that a Portfolio trades in the same Security, unless cleared by CCO ensuring that all available units have been allocated to client portfolios first.
3)Disgorgement of Improper Profits. Should Access Persons recognize profits as a result of violations of Section D.3.above, these profits shall be disgorged. The Access Person involved shall deliver to the CCO a payment in the amount of profit recognized, made payable to the 501(c)(3) charitable organization of the Company’s choice.

4)Gifts. This Code prohibits Access Persons from receiving any gifts of more than de minimis ($250) value from any person or entity that does business with or on behalf of Argent.
5)Serve as a Director. This Code prohibits Access Persons from serving on the board of directors of publicly traded companies, absent prior authorization by Argent's Board of Directors, based upon a determination that the board service would be consistent with the interests of Argent and its shareholders. Additionally, all Access Persons must disclose, at least annually all outside business interests, including board or committee appointments of private entities. In any instance in which board service is authorized for publicly traded companies, Access Persons serving as directors must not participate in making investment decisions regarding that company’s Securities and must not release any non-public information on any company. In any instance in which Access Persons serve as trustees or on private entity boards they will excuse themselves from any business decisions as it relates to accounts or potential accounts with Argent.

6)Outside Business Interest. Access Persons must receive approval in advance before engaging in any outside business interest. The CCO will review each request based on individual circumstances and whether the activity will conflict with the Company’s business. Under no circumstances shall an Access Person engage in any activity that exploits company resources to support a personal money-making business or in conflict of this Code of Ethics.

7)Open-Ended Investment Management Companies. The following policies apply if Argent is an Advisor or a Sub-Advisor to an open-end investment management company (mutual funds and/or ETFs).
a)90-Day Hold - To deter market timing, Access Persons are encouraged to hold any advised/sub-advised Funds they purchase for a period of 90 days. This restriction applies to accounts for which Access Persons have a

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direct or indirect beneficial interest, including household members. Limited exceptions will be approved including, but not limited to, hardships and extended disability, etc., with exceptions to be approved by the CCO prior to execution.
b) Pre-Trade Authorization. During our pre-clearance review process, we request acknowledgment from portfolio managers on whether the securities under review are actively being considered for trading in their respective models, including any advised/sub-advised Funds. If so, the request to trade is denied.
8)Short-Selling. Short selling any security in an advised/sub-advised Fund or other Argent model portfolio is prohibited. In the event of a ‘short-sale’ Access Persons are required to disclose the short-sale when seeking pre-trade clearance for any security.

E.Compliance Procedures

1)Certification of Compliance. All Staff shall receive a copy of this Code and any amendments. Access Persons shall review and complete the certification on the electronic Compliance Program Portal (“Comply”), upon commencement of employment and thereafter on an annual basis.
2)Disclosure of Personal Holdings. Access Persons are required to direct their broker to supply the CCO a copy of their brokerage holdings, through Comply, for all Personal Accounts as follows:
a)All Access Persons shall submit a report of all Securities accounts owned by them (or in which they otherwise have a Beneficial Ownership interest) within 10 days of hire and annually thereafter. (The holding listing supplied to the Company satisfies the holdings reporting requirement.)
b)No later than 30 working days after the end of each calendar quarter, each Access Person shall submit to the Comply a report noting any new accounts opened during the quarter and shall specify the following information with respect to any personal securities transaction during the most recently ended calendar quarter in any Security in which such Access Person has, or by reason of such transaction acquired, any Beneficial Ownership:
i.The date of the transaction, the title, the interest rate and maturity date (if applicable), and the number of shares or principal amount of each Security involved.
ii.The nature of the transaction (i.e., purchase, sale).
iii.The price at which the transaction was effected.
iv.The name of the broker, dealer or bank with or through whom the transaction was effected.
Please note that brokerage statements provided through Comply satisfy the reporting requirement for quarterly transactions. In lieu of listing every required transaction, please attach a copy of the confirmation or account statement covering every reportable transaction for the period, if required to be manually uploaded to Comply. Notwithstanding this accommodation, it remains the employee’s sole responsibility to ensure that the required information reflected in brokerage statements is accurate and completely discloses all reportable transactions during the period.

c)If no transactions have occurred during the period, the Access Person shall so indicate.

As a reminder, please note that brokerage statements provided through Comply satisfy the reporting requirement for employee transactions in Argent managed separate accounts.
3)Pre-trade Approval for Personal Account Transactions. Access Persons are required to obtain prior approval for Personal Account transactions in a Security, generally defined as any stock, shares of open-end investment management companies (mutual funds and/or ETFs) affiliated with Argent, futures, options, limited partnership interests or investments in a private investment fund, hedge fund and/or investment club.
Prior approval is not required for Personal Account transactions in an Exempt Security, generally defined as fixed income securities, shares of open-end investment management companies (mutual funds and/or ETFs) not affiliated with Argent, shares of money market funds, and shares of unit investment trusts invested solely in one or more open-end funds not affiliated with Argent.

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Self-review and approval of Personal Account transactions is prohibited. All Access Persons, including the CCO, are required to obtain prior approval of their Security transactions in Personal Accounts by submitting a request through Comply, which will be reviewed by a separate designated representative. Access Persons may execute Personal Account Securities transactions only after receiving written approval through Comply. Such approval is valid on that trading day only, unless noted otherwise.
F.Review, Testing and Record Maintenance. The CCO shall:
1)Review all reports and information required to be provided by Access Persons pursuant to this Code. These procedures shall specifically include:
a)Matching all trades listed on quarterly declaration form against all pre-approval trading memoranda to ascertain that Access Person trading activity in Personal Accounts is compliant with this Code; and
b)Review Access Persons brokerage reports to ascertain that Security transactions are in compliance with this Code; and
2)Promptly investigate any failure to submit reports or other information as required by this Code, and any reported securities transaction that may have been inconsistent with the provisions of this Code;

3)Maintain for periods required by applicable law, including Rule 17j-1 under the Act, copies of this Code (and all amendments hereto), the names of all Access Persons required to make reports hereunder, Personal Account brokerage reports, and all reports submitted by such persons and records of any violation of this Code and of any actions taken as a result of such violation.
G.Reporting Requirements.

1)Reporting of Violations by Supervised Persons. All Supervised Persons are required to report violations of the Code promptly to the CCO, although they may do so anonymously. Violations of the Code involving the CCO should be reported to the CEO, Chairman, or COO. Argent prohibits retaliation against any Supervised Person reporting a violation of this Code. Any such retaliation shall constitute a violation of this Code.

2)Reporting Requirements of Argent’s Chief Compliance Officer. The CCO shall:
a)Identify each Access Person and notify them of their reporting obligations under this Code.
b)Maintain a list of all Access Persons of Argent.
c)Update, at least annually, the description of the Code in Argent’s Form ADV, Part 2A and ensures that Form ADV, Part 2A states that Argent will provide a copy of this Code to any client or prospective client upon written request.
d)Review, at least annually, the adequacy of the Code and the effectiveness of its implementation.
e)Prepare a report, at least annually, to Argent's management and, if requested in writing, to a Portfolio’s board of trustees that shall:
i.Summarize existing procedures concerning personal investing and any changes in the procedures made during the past applicable reporting period.
ii.Identify any violations requiring significant remedial action during the past applicable reporting period;
iii.Identify any recommended changes in existing restrictions or procedures based upon Argent's experience under this Code, evolving industry practices, or developments in applicable laws or regulations; and
iv.Identify any exceptions to the Code that were granted during the past applicable reporting period.
f)Submit periodic status reports with respect to each investigation made as a result of violations of this code to Argent's management and, if requested in writing, to each Portfolio’s board of trustees, if applicable.
3)All Access Persons shall certify annually that:
a)They have read and understand this Code.
b)They agree that they are subject to this Code.
c)They have complied with the requirements of this Code.
d)They have disclosed all Outside Board Assignments and other outside business activity, Personal Accounts and pertinent Securities transactions pursuant to the requirements of this Code.

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